October 28, 2016
Manager Directed Portfolios
615 East Michigan Street
Milwaukee, Wisconsin 53202
Ladies and Gentlemen:
We hereby consent to the incorporation by reference in this Registration Statement of our opinion dated October 27, 2014 regarding the sale of Institutional Shares of the Roxbury/Mar Vista Strategic Growth Fund (n/k/a the Mar Vista Strategic Growth Fund).  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.
16330964.1